Exhibit 5.1

OPINION OF RICHARD FEINER

RICHARD FEINER
ATTORNEY AT LAW
88 Pine Street
Of Counsel	22nd Floor
Silverman Shin	New York, New York 10005
& Byrne PLLC	(212) 779-8600
Fax: (917) 720-0863
E-Mail RFeiner@Silverfirm.com

May 10, 2017

Elite Pharmaceuticals, Inc.

165 Ludlow Avenue

Northvale, New Jersey 07647

Re: Elite Pharmaceuticals, Inc., Form S-3 Registration Statement

Ladies and Gentlemen:

I have acted as special counsel to Elite Pharmaceuticals, Inc., a Nevada corporation (the “Company”), in connection with the proposed sale of up to 161,081,100 shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) by the selling stockholder (the “Selling Stockholder”) identified in the Registration Statement (as defined below). The shares to be sold by the Selling Stockholder are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on May 10, 2017 (as amended, the “Registration Statement”). The Registration Statement relates to the registration of (i) 5,540,550 shares of Common Stock (the “Initial Commitment Shares”) issued to the Selling Stockholder by the Company, (ii) up to 5,540,550 shares of Common Stock (the “Additional Commitment Shares”) that may be issued to the Selling Stockholder from time to time by the Company and (iii) up to 150,000,000 shares of Common Stock (the “Purchase Shares” and, together with the Initial Commitment Shares and the Additional Commitment Shares, the “Shares”) that may be issued and sold to the Selling Stockholder from time to time by the Company, pursuant to a purchase agreement dated April ~, 2017 between the Selling Stockholder and the Company (the “Purchase Agreement”). The term “Purchase Shares” shall include any additional shares of common stock registered by the Company pursuant to Rule 462(b) under the Act in connection with the offering contemplated by the Registration Statement. This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.

I have examined such documents and considered such legal matters as I have deemed necessary and relevant as the basis for the opinions set forth below. With respect to such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as reproduced or certified copies, and the authenticity of the originals of those latter documents. As to questions of fact material to this opinion, I have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

The opinions set forth herein are subject to the following qualifications, which are in addition to any other qualifications contained herein:

A.       The opinions set forth herein are based on existing laws, ordinances, rules, regulations, and judicial and administrative decisions as they presently have been interpreted, and I can give no assurance that my opinions would not be different after any change in any of the foregoing occurring after the date hereof.

B.       I have assumed without verification that, with respect to the minutes of any meetings of the Board of Directors of the Company that I have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.

C.       I have assumed without verification the accuracy and completeness of all corporate records made available to me by the Company.

D.        I do not express any opinion as to matters arising under the laws of any jurisdiction other than United States federal laws and the Nevada Revised Code. I am not a member of the Bar of the State of Nevada and have not obtained any opinions of local counsel. Insofar as the opinions expressed herein relate to matters of United States federal laws or regulations or to matters of the Nevada Revised Code, I have relied exclusively on the latest standard compilations of such statutes and laws as reproduced in commonly accepted unofficial publications available to me.

Subject to the foregoing and the other matters set forth herein, it is my opinion that, as of the date hereof, (i) the Initial Commitment Shares have been duly authorized by all necessary corporate action of the Company and are validly issued, fully paid and nonassessable, (ii) the Additional Commitment Shares have been duly authorized by all necessary corporate action of the Company and, when the Additional Commitment Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company in the circumstances contemplated by the Purchase Agreement, will be validly issued, fully paid and nonassessable and (iii) the Purchase Shares have been duly authorized by all necessary corporate action of the Company and, when the Purchase Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Selling Stockholder, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Purchase Agreement, will be validly issued, fully paid and nonassessable.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. I consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to me in the Prospectus under the heading “Legal Matters.” In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Richard Feiner
Richard Feiner, Esq.